As filed with the Securities and Exchange Commission on October 27, 2005

Registration No. 333-122769

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 11

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Florida	2834	04-3639490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel S. Duffey

General Counsel

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

(813) 258-6912 – Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber Curt P. Creely Foley & Lardner LLP 100 North Tampa St., Suite 2700 Tampa, Florida 33602 (813) 229-2300 (813) 221-4210 – Fax	Henry D. Kahn Joseph E. Gilligan Hogan & Hartson L.L.P. 111 South Calvert Street Baltimore, Maryland 21202 (410) 659-2700 (410) 539-6981 – Fax

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $0.001 per share	$86,250,000	$10,152	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 11 is to file exhibits to the Registration Statement. Accordingly, this Amendment No. 11 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$10,152
NASD filing fee	9,125
Nasdaq National Market listing fee	5,000
Blue Sky fees and expenses	15,000
Transfer agent and Registrar expenses and fees	15,000
Printing and engraving expenses	1,000,000
Accountants’ fees and expenses	300,000
Legal fees and expenses	1,750,000
Directors and officers insurance premium	407,400
Road Show	60,000
Miscellaneous	178,323

Total	$3,750,000

Item 14. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We intend to obtained such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation in March 2002, we have issued the following securities which were not registered under the Securities Act of 1933:

1.  In April 2002, we issued 475 shares of our common stock to The Hopkins Capital Group, LLC in connection with the initial incorporation of our company. These shares were issued for $2.11 per share.

2.  In April 2002, we issued and sold a total of 237,507 shares of our Series A preferred stock for a purchase price of $2.11 per share to Dart Investors, L.P., Allan MacInnis, and Edward Yavitz. The purchase price for these shares was paid in cash.

3.  In April 2002, we issued a total of 3,469,669 shares of our Series B preferred stock to Steven Arikian, John Doyle, Julian Casciano, and Roman Casciano as merger consideration in connection with the merger of The Analytica Group, Ltd. with a wholly owned subsidiary of our company. Messrs. Arikian, Doyle, Casciano, and Casciano are the former stockholders of The Analytica Group, and the shares of Series B preferred stock issued to them were issued in consideration of their stock in The Analytica Group. Also as a part of the merger consideration in this transaction, we issued convertible notes having an aggregate principal amount of $1,217,391.30 to the same four individuals, and these notes were convertible into our Series B preferred stock at the rate of one share for each $1.00 of principal amount. In November 2002, we issued a total of 365,721 additional shares of Series B preferred stock to Messrs. Arikian, Doyle, Casciano, and Casciano in connection with a purchase price adjustment provision in the original merger agreement.

4.  In April 2002, we issued and sold a total of 3,562,607 shares of our Series C preferred stock to The Hopkins Capital Group, LLC and MOAB Investments, LP for a cash purchase price of $2.11 per share.

5.  In October 2002, we issued an aggregate of 4,875,166 shares of our common stock to American Prescription Providers, Inc. in consideration of the acquisition by us of substantially all of the assets of American Prescription Providers, Inc. These shares were issued directly to the stockholders of American Prescription Providers, Inc., consisting of The Hopkins Capital Group, LLC, MOAB Investments, LP, MOAB-II Investments, LP, David Vorhoff, Steven Stogel, Rita Angel, Bruce Frankel, John Drucker, and Laurence May.

6.  In April 2003, we issued an aggregate of 4,612,504 shares of our Series D preferred stock to 36 stockholders of TEAMM Pharmaceuticals, Inc., including The Hopkins Capital Group, LLC and MOAB Investments, LP. These shares were issued as merger consideration pursuant to our acquisition of TEAMM. In connection with the TEAMM merger in April 2003, we granted to Martin Baum, Gary Cantrell, and Nicholas Leb (the principals of TEAMM) options to purchase 568,405 shares of our common stock with an exercise price of $1.05 per share and 118,763 shares of our Series D preferred stock with an exercise price of $1.05 per share (the “TEAM Principal Grants”). These options were granted under our stock option plan. Also in connection with the TEAMM merger, on the merger date, a then-outstanding warrant to purchase shares of TEAMM common stock granted to Harbinger Mezzanine Partners, LP was, pursuant to the terms of the warrant agreement, automatically converted into a warrant to purchase up to 1,785,742 shares of our Series D preferred stock at an exercise price of $0.007 per share.

7.  In April 2003, we issued a warrant to purchase up to 42,751 shares of our Series D preferred stock at an exercise price of $0.00211 per share to Hutchison & Mason, a law firm, in consideration of legal services provided by Hutchison & Mason to our company. In May 2005, Hutchison & Mason exercised all 42,751 of these warrants, resulting in the issuance of 42,751 shares of our Series D preferred stock to its affiliate, H+M Holdings, LLC.

8.  In May 2003, we issued and sold a total of 237,507 shares of our Series A preferred stock for a purchase price of $2.11 per share to RAM Holdings, LLC. The purchase price for these shares was paid in cash.

9.  In May 2003, we granted warrants to purchase up to an aggregate of 95,003 shares of our common stock at an exercise price of $2.11 per share to Patricia Ryan, Lloyd Glen, Stuart Rose, and Kenneth Greathouse. These warrants were granted to non-employees in consideration of the grantees’ efforts in connection with certain product development programs of our company. In June 2004, we granted additional warrants to purchase up to an aggregate of 116,378 shares of our common stock at an exercise price of $5.33 per share to Kenneth Greathouse and Patricia Ryan, and in October 2004, we granted additional warrants to purchase up to an aggregate of 118,754 shares of our common stock at an exercise price of $5.33 per share to Kenneth Greathouse, Patricia Ryan, and Brian Smith. These additional warrants were also granted in connection with certain product development programs of our company. In June 2005, Stuart Rose exercised 7,885 of these warrants, resulting in the issuance of 7,885 shares of our common stock.

10.  In June 2003, as part of our acquisition of 81% of the outstanding stock of Biovest International, Inc., we granted 15 holders of promissory notes previously issued by Biovest the right to convert up to an aggregate of $5.0 million in principal under their notes, plus accrued interest, into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value), provided that if our common stock is publicly traded at the time of conversion, then fair market value shall be deemed to be the initial public offering price of our common stock. This right was granted in consideration of the consent of such note holders to our investment in Biovest.

11.  In September 2003, we granted options to purchase an aggregate of 712,521 shares of our Series C preferred stock at an exercise price of $1.05 per share to Scott R. Jones (our former CEO) and David L. Redmond (our former CFO) as part of the settlement of litigation concerning our termination of their employment agreements with our company. The consideration paid by Jones and Redmond for such options consisted of their execution of the settlement agreement and the waiver and release of their claims.

12.  In September 2003, we issued and sold a total of 846,950 shares of our Series A preferred stock for a purchase price of $2.11 per share to The Hopkins Capital Group, LLC and MOAB Investments, LP. The purchase price for these shares was paid in cash.

13.  In October 2003, we issued warrants to purchase an aggregate of 380,011 shares of our Series A preferred stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC, MOAB Investments, LP, Alan MacInnis and RAM Holdings, LLC. The consideration for these warrants was the extension of loans to our company by these parties in an aggregate principal amount of $3,000,000. In December 2003 and February 2004, we issued to Hopkins Capital Group, LLC, MOAB Investments, LP, RAM Holdings, LLC, and Alan MacInnis additional warrants entitling them to purchase an aggregate of 380,011 additional shares of Series A preferred stock at an exercise price of $2.11 per share. The additional warrants were granted in consideration for extending the due date of the loans made by them. In November 2004, 233,707 of these warrants were exercised, resulting in the issuance of an aggregate of 233,707 shares of our Series A preferred stock. The exercise price of these warrants was paid by reducing the indebtedness owing to these parties. In December 2004, an additional 526,316 of these warrants were exercised, resulting in the issuance of an aggregate of 526,316 shares of our Series A preferred stock, and $216,000 of the aggregate exercise price for these shares was paid in cash, with the remaining $892,000 being paid through the reduction of indebtedness owing to the exercising parties.

14.  In December 2003, we issued options to purchase an aggregate of 950,029 shares of our Series B preferred stock at an exercise price of $2.63 per share to two non-U.S. residents and non-U.S. citizens: Rito Bergemann and Fred Sorenson. These options were granted in connection with, and in consideration of, our acquisition of IMOR GmbH in October 2003. In June 2005, Rito Bergemann exercised 11,094 of these options, and Fred Sorenson exercised 49,401 of these options, resulting in the issuance of 11,094 shares and 49,401 shares of our Series B preferred stock to Rito Bergemann and Fred Sorenson, respectively.

15.  In January 2004, we issued and sold 2,375,071 shares of our Series E preferred stock, together with warrants to purchase an additional 4,750,143 shares of our Series E preferred stock at an exercise price of $2.11 per share, to Pharmaceutical Product Development, Inc. The consideration for this issuance was $2.11 in cash per each investment unit consisting of one share and two warrants.

16.  In an agreement dated December 2003 between our company and McKesson Corporation, we granted to McKesson the right to convert up to $3,900,000 of the indebtedness owed by us to McKesson into shares of our Series E preferred stock at a rate equal to 0.47501425 shares for each converted dollar of indebtedness, although this right expired as of January 15, 2005. Also as a part of this agreement, we granted McKesson a warrant to purchase up to 1,425,043 shares of our Series E preferred stock at an exercise price of $2.11 per share. This conversion right and warrant were granted in consideration of McKesson’s grant of certain waivers, forbearances, and consents under our credit facility with McKesson.

17.  In March 2004, we issued 2,037,336 shares of our Series E preferred stock to McKesson Corporation in satisfaction of $4,289,000 in trade payables then owed by us to McKesson.

18.  In July 2004 and September 2004, we issued warrants to purchase 237,507 shares and 47,501 shares, respectively, of our common stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC in consideration for The Hopkins Capital Group guaranteeing and providing collateral for our $3,000,000 corporate loan from Missouri State Bank. In October 2004, we issued 285,009 shares of common stock upon the exercise of these warrants for cash.

19.  In April 2004, we issued and sold a total of 1,187,536 shares of our Series E preferred stock, together with warrants to purchase an additional 2,375,071 shares of our Series E preferred stock at an exercise price of $2.11 per share, to Ronald Osman. The consideration for this issuance was $2.11 in cash per each investment unit consisting of one share and two warrants.

20.  In June and July 2004, we issued and sold a total of 1,235,037 shares of our Series A preferred stock for a purchase price of $2.11 per share to The Hopkins Capital Group, LLC, MOAB Investments, LP, and D&G Strategic Investments. The purchase price for these shares was paid in cash, except that $100,000 of the purchase price was paid by The Hopkins Capital Group, LLC in the form of forgiveness of amounts owing by the company to The Hopkins Capital Group, LLC for expenses previously paid on behalf of the company.

21.  In August 2004, pursuant to an amendment to the July 2004 subscription agreements for the purchase of our Series A preferred stock by The Hopkins Capital Group, LLC and MOAB Investments, LP (as described in the immediately preceding paragraph), we issued a total of 593,768 shares of our Series E preferred stock and warrants to purchase an additional 1,187,536 shares of our Series E preferred stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC and MOAB Investments, LP. The consideration for such shares was the delivery to our company of 593,768 shares of the Series A preferred stock previously purchased under the July 2004 subscription agreements.

22.  Between September 2004 and December 2004, we issued and sold a total of 2,602,286 shares of our Series E preferred stock, together with warrants to purchase an additional 5,204,573 shares of our Series E preferred stock, at an exercise price of $2.11 per share to a total of 21 accredited investors. The consideration for these issuances was $2.11 in cash per each investment unit consisting of one share and two warrants.

23.  In November 2004, we issued and sold 237,507 shares of our Series A preferred stock to Alan Pearce for a cash purchase price of $2.11 per share.

24.  In December 2004, we issued 1,140,034 shares of Series E preferred stock to Mayo Foundation for Medical Education and Research. These shares were granted in consideration of Mayo Foundation’s execution of an amendment to our license agreement with them in which they agreed to expand the scope of our license.

25.  Between December 2004 and February 2005, we issued 8,195,075 shares of our Series E Preferred stock to 21 holders of outstanding warrants in consideration of the exercise of certain of their warrants at an exercise price of $2.11 per share. $1,565,606 of the aggregate exercise price was paid by The Hopkins Capital Group, LLC and MOAB Investments, LP through the cancellation of outstanding indebtedness owing to them under previously issued promissory notes. The balance of the aggregate exercise price was paid in cash by the various holders of such warrants, which included Pharmaceutical Product Development, Inc., or PPD, and Ronald Osman. In addition, in August 2005, PPD International Holdings, Inc., as assignee of PPD, exercised a warrant for the purchase of 2,375,071 shares of our Series E preferred stock.

26.  On April 29, 2005, we entered into a credit facility with Laurus Master Fund, Ltd. providing for aggregate borrowing availability of up to $10 million in principal amount under which the principal and interest is evidenced by secured convertible promissory notes convertible into our common stock at an initial conversion price of $6.95 per share (but upon the completion of our initial public offering, such conversion price will be adjusted to 85% of the per share initial public offering price). In connection with this credit facility, we also issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $4.0 million divided by the initial public offering price of our common stock, and the warrant will have an initial exercise price equal to $8.17 per share (but upon completion of our initial public offering, such exercise price will be adjusted to the initial public offering price). On August 16, 2005, our credit facility with Laurus was amended by (i) increasing the loan amount (and the aggregate principal amount under the convertible promissory notes) by $5.0 million, (ii) amending and restating the previously issued warrant to increase the number of shares issuable thereunder to $8.0 million divided by the initial public offering price of our common stock, and (iii) granting to Laurus an additional warrant to purchase 277,778 shares of our common stock at an exercise price of $.001 per share.

27.  Since our inception and excluding the TEAMM Principal Grants described in paragraph 6 above, we have granted stock options under our stock option plan covering an aggregate of 910,528 shares of our common stock (net of expirations and cancellations) as of June 30, 2005, at exercise prices ranging from $1.05 to $3.16 per share. Under the stock option plan and excluding the TEAMM Principal Grants described in paragraph 6 above, we have also granted options to purchase an aggregate of 230,464 shares of our Series D preferred stock (net of expirations and cancellations) at exercise prices ranging from $1.05 to $2.11 per share. Of these, options to purchase an aggregate of 1,887 shares of our common stock have been exercised for an aggregate purchase price of $3,024, or a weighted exercise price of $1.60 per share, and options to purchase an aggregate of 17,226 shares of our Series D preferred stock have been exercised for an aggregate purchase price of $18,087, or $1.05 per share.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1, 2, 3, 4, 5, 8, 12, 13, 15, 16, 17, 19 through 24 and 26 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 6, 7, 9, 10, 11, 18 and 25 above by virtue of Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering. Except for the transactions described in paragraph 6 above, the recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued in all such transactions. All recipients had adequate access, through their relationships with us, to information about us.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 14 by virtue of Section 4(2) of the Securities Act and by virtue of Regulation S. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 27 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising, and each purchaser represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See Exhibit Index.

(b) The following schedule required to be filed by Item 16(b) is contained on page II-9 of this registration statement: Schedule II-Valuation and Qualifying Accounts for each of the three years in the period ended September 30, 2004.

All other financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)  For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 27th day of October, 2005.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ FRANCIS E. O’DONNELL, JR., M.D.
Francis E. O’Donnell, Jr., M.D., Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ FRANCIS E. O’DONNELL, JR., M.D. Francis E. O’Donnell, Jr., M.D.	Chief Executive Officer; Chairman of the Board (principal executive officer)	October 27, 2005

By:	/s/ ALAN M. PEARCE Alan M. Pearce	Chief Financial Officer; Director (principal financial and accounting officer)	October 27, 2005

By:	* Steven R. Arikian, M.D.	Director; President and Chief Operating Officer, Biopharmaceutical Products and Services	October 27, 2005

By:	* Martin G. Baum	Director; President and Chief Operating Officer, Specialty Pharmaceuticals	October 27, 2005

By:	* Dennis L. Ryll, M.D.	Director	October 27, 2005

*By:	/s/ FRANCIS E. O’DONNELL, JR., M.D.
Francis E. O’Donnell, Jr., M.D. Attorney-in-Fact

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED SEPTEMBER 30, 2004 AND 2003, AND THE PERIOD

FROM INCEPTION (APRIL 3, 2002) THROUGH SEPTEMBER 30, 2002

Selected balance sheet accounts include the following:

	Balance, Beginning of Period	Additions Charged to Expense	Deductions	Balance, End of Period
Allowance for doubtful accounts:
2004	$450,000	$279,497	$579,497	$150,000
2003	1,184,356	52,687	787,043	450,000
2002	1,176,356	8,000	—	1,184,356

Amortization of intangibles:
2004	$1,163,588	$1,457,464	$—	$2,621,052
2003	280,250	883,338	—	1,163,588
2002	—	280,250	—	280,250

Accumulated depreciation:
2004	$1,171,065	$593,256	$212,951	$1,551,370
2003	1,262,236	310,800	401,971	1,171,065
2002	1,212,552	49,684		1,262,236

Allowance for obsolescence:
2004	$300,000	$—	$—	$300,000
2003	—	300,000	—	300,000
2002	—	—	—	—

EXHIBIT INDEX

Number		Description of Document
1.1(b)	—	Form of Underwriting Agreement.

3.1(b)	—	Amended and Restated Articles of Incorporation, as amended.

3.2(b)	—	Amended and Restated Bylaws.

4.1	—	Reference is made to Exhibits 3.1 and 3.2.

4.2(b)	—	Form of Common Stock Certificate.

4.3(b)	—	Agreement of Merger and Plan of Reorganization, dated January 8, 2003, between Registrant, TEAMM Pharmaceuticals, Inc., and TEAMM Principals.

4.4(b)	—	Amended and Restated Agreement of Merger and Plan of Reorganization, dated April 3, 2002, between Registrant, The Analytica Group, Ltd., and The Analytica Group, Inc.

4.5(b)	—	Merger Agreement, dated September 30, 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH.

4.6(b)	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, and Vincent Keating.

4.7(b)	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including Ronald E. Osman and Steve Stogel.

4.8(b)	—	Amended and Restated Investors’ Rights Agreement, dated January 7, 2005, between Registrant and Pharmaceutical Product Development, Inc., as amended July 8, 2005 and August 11, 2005 (including Assignment and Assumption Agreement, dated June 28, 2005, among the Company, Pharmaceutical Product Development, Inc. and PPD International Holdings, Inc.).

4.9(b)	—	Series E Convertible Preferred Stock Purchase Agreement, dated January 9, 2004, between Registrant and Pharmaceutical Product Development, Inc.

4.10(b)	—	Series E Convertible Preferred Stock Purchase Agreement, dated April 15, 2004, between Registrant and Ronald E. Osman.

4.11(b)	—	Form of Series E Subscription Agreement between Registrant and certain investors named therein, including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, Steve Stogel, and Vincent Keating.

4.12(b)	—	Registration Rights Agreement, dated April 3, 2002, between Registrant and Steven Arikian, M.D., John Doyle, Julian Casciano, and Roman Casciano, as amended by Amendment No. 1, dated March 30, 2005, and Amendment No. 2, dated April 29, 2005.

5.1(b)	—	Opinion of Foley & Lardner LLP.

10.1(b)	—	License Agreement, dated April 12, 2004, between Registrant and BioDelivery Sciences International, Inc., as amended pursuant to an Asset Purchase Agreement dated September 7, 2004 and as further amended by those certain letter agreements dated March 28, 2005 and April 25, 2005.

Number		Description of Document
10.2(b)(d)	—	License Agreement, dated February 10, 2004, between Registrant and Mayo Foundation for Medical Education and Research, as amended on December 12, 2004.

10.3(b)	—	Exclusive Agreement, dated September 17, 2004, between Registrant and The Board of Trustees of the Leland Stanford Junior University.

10.4(b)	—	Investment Agreement, dated April 10, 2003, between Registrant and Biovest International, Inc., as amended.

10.5(b)(d)	—	Distribution Agreement, dated June 15, 2004, between Registrant and Argent Development Group, LLC, as amended.

10.6(b)(d)	—	Distribution Agreement, dated March 12, 2004, between Registrant and Arius Pharmaceuticals, Inc.

10.7(b)	—	Biologics Distribution Agreement, dated February 27, 2004, between Registrant and McKesson Corporation.

10.8(b)(d)	—	Distribution Agreement, dated May 28, 2003, between Registrant and Acheron Development Group, LLC.

10.9(b)(d)	—	Distribution Agreement, dated May 23, 2003, between Registrant and Ryan Pharmaceuticals, Inc, as amended.

10.10(b)(d)	—	Amended and Restated Distribution and Supply Agreement, dated August 12, 2005, between Registrant and Respirics, Inc.

10.11(b)(d)	—	Product Development Agreement, dated January 24, 2003, between Registrant and Respirics, Inc.

10.12(b)	—	Cooperative Research and Development Agreement, dated May 27, 1999, between Registrant and The National Cancer Institute, as amended by that certain amendment dated April 6, 2005.

10.13(b)(d)	—	Manufacturing and Supply Agreement, dated June 6, 2003, between Registrant and Mikart, Inc.

10.14(b)(d)	—	Supply Agreement, dated December 1, 2004, between Registrant and biosyn Arzeneimittel GmbH.

10.15(b)	—	First Amended and Restated Royalty Stream Purchase Agreement, dated August 11, 2005, between Registrant and Pharmaceutical Product Development, Inc.

10.16(b)	—	Office Lease, dated May 1, 2004, between Registrant, as Tenant, and AP Southeast Portfolio Partners, LP, as Landlord.

10.17(b)	—	Standard Form of Lease, dated April 1, 2004, between Registrant, as Tenant, and Pizzagalli Properties, LLC, as Landlord, as amended.

10.18(b)	—	Agreement of Lease, dated December 1998, between Registrant, as Tenant, and We’re Associates Company, as Landlord.

10.19(b)	—	Agreement of Lease, dated February 26, 2002, between Registrant, as Tenant, and Heartland Rental Properties, LLC, as Landlord, as amended.

10.20(b)	—	Lease, dated March 22, 2005, between 460 Park Associates, as Landlord, and Registrant, as Tenant.

10.21(b)	—	Space Lease, dated October 26, 1995, between Registrant, as Tenant, and Worchester Business Development Corporation, as Landlord, as amended.

10.22(b)	—	Lease Agreement dated December 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH.

10.23(a)(b)	—	2003 Stock Option Plan, as amended.

10.24(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Dr. Francis E. O’Donnell.

10.25(a)(b)	—	Employment Agreement, dated April 3, 2002, between Registrant and Dr. Steven R. Arikian, as amended.

10.26(a)(b)	—	Second Amended and Restated Executive Employment Agreement, dated December 31, 2004, between Registrant and Martin G. Baum, as amended on February 10, 2005.

10.27(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Alan M. Pearce.

10.28(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Samuel S. Duffey.

Number		Description of Document
10.29(b)	—	Form of Director and Officer Indemnity Agreement.

10.30(b)	—	Form of Warrant for Purchase of Shares of Series E Convertible Preferred Stock granted by Registrant to Series E Holder.

10.31(b)	—	Form of Warrant for Purchase of Shares of Series D Convertible Preferred Stock granted by Registrant to Series D Holder.

10.32(b)	—	Form of Warrant for Purchase of Common Stock granted by Registrant to Common Stock Holder.

10.33(a)(b)	—	Form of Non-Qualified Stock Option Agreement.

10.34(a)(b)	—	Form of Incentive Stock Option Agreement.

10.35(a)(b)	—	2005 Equity Incentive Plan.

10.36(b)	—	Revolving Credit Agreement, dated March 30, 2004, between Missouri State Bank and Trust Company and Registrant, as amended on March 22, 2005.

10.37(b)	—	Bridge Loan Promissory Note, dated October 15, 2003, of Registrant payable to Alan MacInnis.

10.38(b)	—	Loan Agreement, dated August 9, 2003, between Registrant and Harbinger Mezzanine Partners, L.P., together with Secured Promissory Note, Stock Purchase Warrant and Security Agreement, as amended.

10.39(b)	—	Accentia Assumption of Debt and Security Agreement, dated December 31, 2003, between Registrant and McKesson Corporation, as amended by the First Amendment, dated February 9, 2005, and as modified on May 31, 2005, June 28, 2005, July 8, 2005, August 15, 2005, and September 13, 2005.

10.40(b)	—	Forbearance Agreement, dated December 9, 2003, between Registrant, Accent Rx, Inc. and McKesson Corporation.

10.41(b)	—	Warrant Purchase Agreement, dated December 1, 1998, between Registrant and McKesson Corporation.

10.42(b)	—	Credit Agreement, dated November 30, 1998, between Registrant and McKesson Corporation.

10.43(b)	—	Security Agreement, dated November 30, 1998, between Registrant and McKesson Corporation.

10.44(b)	—	Amended Secured Promissory Note, dated August 31, 2001, of Registrant payable to Peter J. Pappas, Sr., as amended.

10.45(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Dr. Anaka Prakash, as amended.

10.46(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Frank and Gwyndolyn Korahais, as amended.

10.47(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Constantine and Mary Soras, as amended.

10.48(b)	—	Amended Secured Promissory Note, dated October 16, 2001, of Registrant payable to Christos Soras, as amended.

10.49(b)	—	Amended Secured Promissory Note, dated October 25, 2001, of Registrant payable to Andreas Konstantinidis, as amended.

10.50(b)	—	Amended Secured Promissory Note, dated November 6, 2001, of Registrant payable to John M. and Maria S. Lignos, as amended.

10.51(b)	—	Amended Secured Promissory Note, dated November 7, 2001, of Registrant payable to Fay W. and Helen M. Logan, as amended.

10.52(b)	—	Amended Secured Promissory Note, dated December 3, 2001, of Registrant payable to Robert Dillon, as amended.

10.53(b)	—	Amended Secured Promissory Note, dated December 12, 2001, of Registrant payable to Robert Dillon, as amended.

10.54(b)	—	Amended Secured Promissory Note, dated January 10, 2002, of Registrant payable to Kit Ching Wong, as amended.

10.55(b)	—	Amended Secured Promissory Note, dated January 22, 2002, of Registrant payable to Robert Dillon, as amended.

Number		Description of Document
10.56(b)	—	Amended Secured Promissory Note, dated January 31, 2002, of Registrant payable to Laury Pensa, as amended.

10.57(b)	—	Amended Secured Promissory Note, dated December 3, 2002, of Registrant payable to John M. and Maria S. Lignos, as amended.

10.58(b)	—	Amended Secured Promissory Note, dated December 13, 2002, of Registrant payable to Fay W. and Helen M. Logan, as amended.

10.59(b)	—	Secured Promissory Note, dated June 10, 2003, of Registrant payable to Othon Mourkakos, as amended.

10.60(b)	—	Secured Promissory Note, dated June 10, 2003, of Registrant payable to Dr. Christopher Kyrikides, as amended.

10.61(b)	—	Convertible Secured Promissory Note and Security Agreement, dated June 12, 2003, between Registrant and Morrison Cohen Singer & Weinstein, LLP.

10.62(b)	—	Secured Promissory Note, dated June 16, 2003, of Registrant payable to Peter J. Pappas Sr, as amended.

10.63(b)	—	Secured Promissory Note, dated June 16, 2003, of Registrant payable to Angelo Tsakopoulos, as amended.

10.64(b)	—	Lease Agreement, dated November 2004, between Registrant and Bay Villa Developers, Inc., as General Partner for Hyde Park Plaza Associates, Ltd.

10.65(b)	—	Post Residential Rental Agreement, dated April 15, 2005, between Registrant and Post Apartment Homes, L.P.

10.66(b)(d)	—	Manufacturing and Supply Agreement, dated August 23, 2002, between Registrant and Kiel Laboratories.

10.67(b)	—	Securities Purchase Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.68(b)	—	Security Agreement and Master Security Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.69(b)	—	Amended and Restated Secured Convertible Term Note, dated August 16, 2005, of Registrant payable to Laurus Master Fund, Ltd.

10.70(b)	—	Amended and Restated Secured Convertible Minimum Borrowing Note, dated August 16, 2005, of Registrant payable to Laurus Master Fund, Ltd., as amended.

10.71(b)	—	Secured Revolving Note, dated April 29, 2005, of Registrant payable to Laurus Master Fund, Ltd.

10.72(b)	—	Stock Pledge Agreement and InterCompany Note Pledge Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.73(b)	—	Amended and Restated Common Stock Purchase Warrant, dated August 16, 2005, granted by Registrant to Laurus Master Fund, Ltd.

10.74(b)	—	Subsidiary Guaranty, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.75(b)	—	Registration Rights Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd., as amended.

10.76(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Dr. David DeFouw, as modified on February 28, 2005.

10.77(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Ioannis Kordistos, as modified on January 18, 2005.

10.78(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Dr. Robert Evans, as modified on February 28, 2005.

Number		Description of Document

10.79(b)	—	Unsecured Promissory Note, dated June 30, 2005, issued to The Hopkins Capital Group II, LLC.

10.80(b)	—	Omnibus Amendment and Consent, dated August 16, 2005, between Registrant and Laurus Master Fund, Ltd.

10.81(b)	—	Common Stock Purchase Warrant, dated August 16, 2005, between Registrant and Laurus Master Fund, Ltd.

10.82(b)	—	Bridge Loan Agreement, dated August 16, 2005, between Registrant and The Hopkins Capital Group II, LLC, together with Bridge Loan Note, dated August 16, 2005.

21(b)	—	Subsidiaries of the Registrant.

23.1	—	Consent of Aidman Piser & Co.

23.2(b)	—	Consent of Hughes, Pittman & Gupton, LLP.

23.3	—	Consent of Lazar Levine & Felix, LLP.

23.4	—	Consent of Grant Thornton LLP.

99.1(b)	—	Consent of Carl R. Holman, Director Nominee.

99.2(b)	—	Consent of David M. Schubert, Director Nominee.

99.3(b)	—	Consent of John P. Dubinsky, Director Nominee.

99.4(b)	—	Consent of Steven J. Stogel, Director Nominee.

(a)	Indicates management contract or compensatory plan
(b)	Previously filed
(c)	To be filed by amendment
(d)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.